November 27, 2017

Eubel Brady & Suttman Mutual Fund Trust
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Re:	Eubel Brady & Suttman Mutual Fund Trust, File Nos. 333-195475 and 811-22960

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement for Eubel Brady & Suttman Mutual Fund Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP